Exhibit 4.13

Fourth Addendum to Unprotected Lease Agreement dated February 28, 2018

Held and signed in ________ on _9_ of month___3____ 2023

Between:	Shaar Yokneam - Limited Partnership Partnership No.: 550014666 "Ofer Shear Yokneam", 28 Hakidama St., Yokneam (hereinafter: "Lessor")

Of the first part;

And:
Inmode Ltd.
PC: 514073618
By authorized signatory, Mr. Moshe Mizrahi, ID: 051825396, who is authorized to sign on behalf of the Company and bind it, whose address for the purposes of this Addendum is
"Tavor" building, Shear Yokneam, PO Box 533, Yokneam
(hereinafter: "Lessee")

Of the second part;

WHEREAS
on February 28, 2018, an unprotected lease was signed between Lessor and Lessee, with its appendices and attachments (hereinafter: "original lease"), as extended and/or amended from time to time (the original lease together with its addendums, including this Addendum, with all their appendices and attachments, shall be hereinafter referred to collectively: "Lease"); and

WHEREAS
under the terms of the Lease, Lessee leases from Lessor an area of 866 sqm gross located on the second floor of a building known as "Beit Tavor" (hereinafter: "area on second floor" and "building", respectively), an area of 1,432 sqm gross located on the third floor of the building (hereinafter: "area on third floor"), as well as 37 parking spaces (hereinafter: "parking spaces"), all in a complex known as "Ofer Shear Yokneam" in the city of Yokneam (hereafter: "complex") (the area on the second floor, the area on the third floor and the parking spaces shall be hereinafter referred to collectively: "existing leasehold" or "existing leasehold area", as the case may be); and

WHEREAS	Lessee’s lease term in the existing leasehold according to the Lease will expire on December 31, 2024; and

WHEREAS
Lessee applied to Lessor for extension of the lease term in the existing leasehold by another Lease term as well as for leasing of the additional leasehold, as defined below, in its AS IS state, thus increasing the area of the existing leasehold, and this in addition to the existing leasehold, as set forth above; and

WHEREAS	Lessor consented to Lessee's applications as mentioned, and all in accordance with and subject to the provisions of the Lease and the terms of this Addendum as set forth below;

It was therefore agreed, stipulated and declared by the parties as follows:

1.	Preamble and appendices

1.1	The preamble to this Agreement as well as its appendices constitute an integral part thereof and are binding as the rest of its terms.

1.2.	Section headers are for orientation and convenience purposes only and shall not be used to interpret this Addendum.

1.3.	All terms and expressions appearing in this Addendum shall have the meaning assigned thereto in the Lease, unless expressly stated otherwise.

1.4.	This Addendum is an integral part of the Lease.

1.5.
Previous drafts of this Addendum shall not have any weight in connection with the interpretation of the Lease and/or this Addendum and their stipulations. Such drafts will not be admissible in any judicial or quasi-judicial proceeding.

2.	Additional leasehold

2.1.
Subject to the fulfilment of the terms stipulated in this Addendum below, as of January 1, 2023, an additional area of 256 sqm gross will be added to the existing leasehold area, on the third floor of the building in the complex, all as demarcated and indicated in the blueprint attached as Appendix A to this Addendum (hereinafter - "additional area").

Moreover, as of March 1, 2023, 4 (four) additional parking spaces will be added on the roof of the building (hereinafter: additional parking spaces").

The additional area and the additional parking spaces shall be hereinafter referred to collectively: "additional leasehold".

The existing leasehold area together with the additional area shall be hereinafter referred to as: "leasehold area".

The existing leasehold together with the additional leasehold shall be hereinafter referred to as: "Leasehold".

The leasehold area (i.e. existing leasehold area together with the additional area) is 2,554 gross sqm.

2.2.
As of January 1, 2023, the additional area will be added to the existing leasehold and shall be deemed part of the Leasehold area, and all the provisions of the Lease Agreement shall apply thereto for all intents and purposes, so that reference in the Lease Agreement to "Leasehold area" and/or "Leasehold" shall imply the existing leasehold area together with the additional area, except in relation to matters with regards to which a different express arrangement included in this Addendum.

As of March 1, 2023, the additional parking spaces will be added to the existing leasehold and the additional area, and shall be deemed part of the leasehold and all the provisions of the Lease shall apply thereto for all intents and purposes, so that reference in the Lease Agreement to "Leasehold” shall imply the existing leasehold together with the additional area and the additional parking spaces, except in relation to matters with regards to which a different express arrangement included in this Addendum.

2.3.
For the avoidance of doubt, it is clarified that Lessee leases the additional area solely for the purpose of expanding the existing leasehold area and for the purpose of the Lease, as set forth in the Lease Agreement.

2.4.
The additional rental shall be delivered to Lessee in its AS IS condition, and said delivery will constitute a confirmation by Lessee that the additional leasehold has been delivered thereto in accordance with the provisions of the Lease and to its complete satisfaction and that it does not and will not have any suits and/or claims and/or demands in connection thereof, against Lessor and/or anyone on its behalf.

3.	Lessee’s works for the purpose of increasing the existing leasehold area

3.1.
Lessee hereby assumes a fundamental undertaking, that as of January 1, 2023, it will carry out, at its own responsibility and expense, all the works necessary for the purpose of connecting and adding the additional area to the existing leasehold area and adapting the additional area to its objectives and needs, all as approved by Lessor and/or anyone on its behalf, in advance and in writing (above and below: "Lessee's works").

3.2.
Lessee undertakes that Lessee's works, as set forth in Section 3.1 above, shall be executed and completed pursuant to the provisions of the Lease and the instructions issued to Lessee by Lessor and/or anyone on its behalf, and this no later than February 28, 2023 (hereinafter - "date of completion of Lessee’s works"), without Lessor having any responsibility and/or liability regarding the aforesaid and/or performance of Lessee’s works as stated.

4.	The Lease term in the additional leasehold area

It is agreed that the Lease term for the additional leasehold area will commence on January 1, 2023 and from that date onward shall correspond to the Lease term in the existing leasehold, pursuant to the provisions of this Addendum below, i.e. until December 31, 2027 (hereinafter: "Lease term in the additional leasehold area”).

5.	The lease term for additional parking spaces

It is agreed that the lease term for the additional parking spaces will commence March 1, 2023 and from that date onwards shall correspond to the Lease term in the existing leasehold, in accordance with the provisions of this Addendum below, i.e. until December 31, 2027 (hereinafter: "lease term for additional parking spaces”).

6.	Lessee’s payments for the additional area during the Lease term in the additional leasehold area

6.1	The rent for the additional area

6.1.1.
As of January 1, 2023 until December 31, 2024, Lessee undertakes to pay Lessor, for the additional area, a monthly rent of NIS 56 (fifty six new shekels) per gross sqm of the additional space, together with linkage differentials linked to the Consumer Price Index (general index) published on or near November 15, 2022, in respect of October 2022 (hereinafter: "basic index"), plus VAT by law.

6.1.2.
As of January 1, 2025 until December 31, 2027, Lessee undertakes to pay Lessor for the additional space, a monthly rental fee of NIS 58 (fifty eight new shekels) per gross sqm of the additional space, together with linkage differentials to the basic index, plus VAT by law.

6.1.3.	It is clarified that the monthly rent for the additional space shall be paid in the manner and on dates as prescribed in the Lease Agreement regarding payment for the existing leasehold.

6.2.	Grace and the "Grace Period"

6.2.1.
Notwithstanding the aforesaid, it is clarified and agreed that Lessee will only be exempt from the obligation to pay rent in respect of the additional area, and this for a period of 2 (two) months of rent (at most), commencing January 1, 2023 and ending two months later (i.e. on February 23, 2023), and this regardless of the duration of Lessee's actual works (hereinafter: "grace" or "grace amount" and "grace period", respectively), all subject to the fulfilment of the terms set forth below (in aggregate):

6.2.1.1.
Lessee complied with all the provisions of the Lease (including this Addendum), in full and on time, at the discretion of Lessor, including that Lessee furnished Lessor with the collateral, insurance certificates and a letter of authorization to debit Lessee's account as stated in the Lease Agreement and this Addendum.

6.2.1.2.	Lessee has completed "Lessee's works" by the "date of completion of Lessee's works" pursuant to the provisions of the Lease Agreement (including this Addendum) and to Lessor’s satisfaction.

6.2.2.
For the avoidance of doubt, it is clarified that the above does not detract from Lessee's obligation to pay Lessor, even during the grace period, the other payments applicable thereto under the Lease Agreement, including - but not limited to - payment of rent for the existing leasehold, payment of management fees in respect of the Leasehold, payments for electricity supply, property taxes and all mandatory payments of any kind in respect of the use and/or possession of the leasehold, as required by the authorities.

6.2.3.
Without deviating from the aforementioned, it is agreed that in any case where Lessee is in fundamental breach of the Lease Agreement and/or this Addendum or of a fundamental provision thereof, Lessee will repay Lessor the grace amount, plus linkage differentials to the basic index and plus VAT by law, immediately upon Lessor’s first demand. If Lessee fails to repay the "grace" amount to Lessor as stated above, Lessor may use the collateral for the purpose of collecting the "grace" amount and Lessee waives any claim and/or demand and/or suit against Lessor and/or anyone on its behalf in this regard.

6.3.	Management fees for additional area

6.3.1.
As of January 1, 2023 until December 31, 2024, Lessee undertakes to pay Lessor in respect of the additional space, a monthly management fee of NIS 12.1 (twelve new shekels and ten agorot) per gross sqm of the additional space, plus linkage differentials to the basic index, plus VAT by law.

6.3.2.
As of January 1, 2025 until December 31, 2027, Lessee undertakes to pay Lessor in respect of the additional space, monthly management fees amounting to NIS 14 (fourteen new shekels) per gross sqm of the additional space, plus linkage differentials to the basic index, plus VAT by law.

6.4.	Depreciation fund for additional area

6.4.1.
Without derogating from the provisions of the management agreement, it is agreed that during the lease term of the additional lease, Lessee will pay Lessor a depreciation fund fee amounting to NIS 1.2 (one new shekel and twenty agorot) per gross sqm of the additional area, with said amount linked to the basic index, plus VAT by law.

6.5.	Insurance premiums for the additional area

6.5.1.
During the lease term of the additional leasehold, Lessee undertakes to pay Lessor for Lessee's relative share in the insurance premium paid by Lessor to the insurance company, monthly insurance premiums amounting to NIS 0.5 (fifty agorot) per gross sqm of the additional area, plus linkage differentials to the basic index, plus VAT by law.

6.5.2.
Lessee will not have any claim and/or suit and/or demand against Lessor and/or the management company or anyone on their behalf with regard to the insurance premiums (whether the amount is fixed or whether calculated according to another mechanism stipulated in the management agreement and/or Lease Agreement).

7.	Lessee’s payments for additional parking spaces during the Lease term in the additional parking spaces

7.1.	Parking fees for the additional parking spaces

During the Lease term in the additional parking spaces, Lessee undertakes to pay Lessor for the additional parking spaces, monthly parking fees amounting to NIS 320 (three hundred and twenty new shekels) for each of the additional parking spaces, with this amount linked to the basic index and plus VAT by law. It is clarified that the aforesaid amount does not include the payment of property tax for the additional parking spaces, inasmuch as such applies.

8.
For the avoidance of doubt, it is clarified that all other obligations and payments applicable to Lessee under the Lease Agreement, including – but not limited to - property taxes, electricity consumption, water and any payment to any third party, shall apply, as of January 1, 2023, also to the additional area, and as of March 1, 2023, also to the additional parking spaces.

9.	It is agreed that entry into force of this Addendum is subject to fulfilment of Lessee’s fundamental charges as follows:

9.1	Collateral/guarantees in respect of the additional leasehold

9.1.1.
Notwithstanding what is stated in the Lease Agreement, it is clarified and agreed that, as a guarantee of Lessee’s fulfilment of its charges and undertakings under this Addendum, Lessee will furnish Lessor, at the signing this Addendum, a bank guarantee, in the form attached in Appendix B to this Addendum, for an amount equal to the rent for the additional area, management fees for the additional area and parking fees for the additional parking spaces, payable by Lessee for 3 (three) months of rent in relation to the additional leasehold, with said amount linked to the basic index, plus VAT by law, and this in addition to existing bank guarantees that have been furnished to Lessor by Lessee pursuant to the provisions of the Lease Agreement (hereinafter: "additional bank guarantee").

9.1.2.	It is clarified and agreed that all the provisions of the Lease Agreement regarding the bank guarantee shall also apply to the additional bank guarantee.

9.1.3.
The additional bank guarantee shall remain valid for the entire Lease term in the additional leasehold area as well as the Lease term in the additional parking spaces, all under the responsibility of Lessee and at its expense and for the purpose of securing all Lessee's undertakings and charges pursuant to the Lease agreement (including this Addendum).

9.1.4.
Without detracting from the aforementioned, all collateral deposited with Lessor, pursuant to the provisions of the Lease Agreement, will be used by Lessor and/or the management company and/or anyone on their behalf, also to secure the complete and precise fulfilment of all Lessee’s undertakings and charges pursuant to this Addendum.

9.2.	Direct debit authorization

9.2.1.
Lessee undertakes that the authorization to debit an account it furnishes to Lessor pursuant to the provisions of the Lease Agreement will remain in effect during the entire additional lease term in the existing leasehold, as set forth below, and will also be used for collection of payments applicable to Lessee in respect of the additional leasehold during the entire lease term in the additional leasehold area as well as the lease term in the additional parking spaces, in accordance with the provisions of this Addendum.

9.3.	Insurance

9.3.1.
Lessee undertakes that the insurances it undertook to arrange under the Lease Agreement shall be extended to apply to the additional leasehold, such that they remain in force and fully covered for the entire lease term in the additional leasehold area, the entire Lease term in the additional parking spaces, as well as the entire additional lease term in the existing leasehold.

It is clarified and agreed that the wording of the insurance clauses and the wording of the insurance certificates attached as Appendix C to this Appendix will replace the wording of the insurance clause in the Lease Agreement.

9.3.2.
Lessee will present Lessor with the insurance certificates as required in the Lease Agreement (including this Addendum) no later than the date of signing this Addendum. It is clarified that failure to produce the insurance certificates does not absolve Lessee from its insurance liability, as detailed in the clauses and appendices of the Lease Agreement.

9.3.3.	If, in Lessor's opinion, there is a need to arrange additional and/or supplementary insurances for the additional leasehold, Lessee undertakes to arrange said insurances according to Lessor's request.

10.	Extension of the Lease term in the existing leasehold

10.1.
Lessee declares and undertakes that it has paid the full rent, management fees as well as all amounts, taxes, levies and other payments to which Lessee is liable pursuant to the provisions of the Lease Agreement and/or according to any law regarding and in connection with the Lease term in the existing leasehold up to the date of signing this Addendum.

10.2.
It is clarified that as of the date of signing this Addendum, Lessee has for a period of time occupied the existing leasehold, and has found and finds the existing leasehold, on all its features, suitable for its purposes and needs, to its full satisfaction, and Lessee waives any claim regarding incompatibility and/or deficiency and/or defect in the existing leasehold and/or any demand in relation to the existing leasehold, including in respect of and in connection with the Lease term leading to the signing of this Addendum.

10.3.
Lessee declares that it hereby irrevocably waives any claim and/or demand and/or suit against Lessor and/or the management company and/or anyone on their behalf in connection with the Lease Agreement, including in connection with the Lease term up to the signing of this Addendum and/or in connection with this Addendum and/or in connection with the existing leasehold and/or in relation to all matters connected to and arising therefrom and that all its claims and/or claims of anyone on its behalf addressed to Lessor either verbally or in writing (insofar as addressed) are null and void and shall not be raised and/or directed to Lessor in any way.

10.4
Subject to Lessee's declarations and absolute fulfilment of its undertaking under the Lease Agreement (including this Addendum), in full and on time, Lessee's Lease term will be extended in the existing leasehold, by an additional lease term of 36 (thirty-six) months, commencing on 1.1.2025 and ending 31.12.2027 (hereinafter: "additional lease term in existing leasehold").

Subject to the provisions of this Addendum, on December 31, 2027, the additional lease term in the existing leasehold will expire, and the provisions of Lease Agreement regarding the termination of the Lease and evacuation of the leasehold will apply. It is clarified and agreed that Lessee will not have any option for early termination and/or an additional option to extend the Lease Agreement.

11.	Lessee's payments for the existing leasehold during the additional lease term in the existing leasehold

It is clarified and agreed that Lessee's payments and the terms of the Lease in the existing leasehold during the additional lease term in the existing leasehold, shall be in accordance with what is set forth in the Lease Agreement, with the changes detailed below:

11.1.
Rent for existing leasehold area

During the additional lease period in the existing leasehold, Lessee undertakes to pay Lessor for the existing leasehold space, a monthly rent of NIS 58 (fifty-eight new shekels) per each gross sqm of the existing leasehold area, plus linkage differentials to the basic index and VAT by law.

11.2.
Management fee for existing leasehold area

During the additional lease term in the existing leasehold, the management fee for the existing leasehold shall be NIS 14 (fourteen new shekels) per gross sqm of the existing leasehold area, plus linkage differentials to the basic index and VAT by law.

11.3.
Depreciation fund for existing leasehold area

It is agreed that during the additional lease term in the existing leasehold, Lessee will continue to pay Lessor a monthly depreciation allowance of and under the terms stipulated in the Lease Agreement.

11.4.
Insurance premiums for the existing leasehold area

It is agreed that during the additional lease term in the existing leasehold, Lessee will continue to pay Lessor monthly insurance premiums of and under the terms stipulated in the Lease Agreement.

11.5.
Parking fees for the parking spaces

It is agreed that during the additional lease term in the existing leasehold, Lessee will continue to pay Lessor, in respect of parking spaces, monthly parking fees of and under the terms stipulated in the Lease Agreement.

11.6.
For the avoidance of doubt, it is clarified that Lessee undertakes to continue bearing all payments and obligations during the additional lease term of the existing leasehold, on time and accurately, in accordance with the provisions of the Lease Agreement, including - but not limited to - property taxes, electricity consumption, water and any payment to any third party in respect of the existing leasehold.

12.	Collateral in respect of the existing leasehold during the additional lease term in the existing leasehold

Lessee undertakes by fundamental undertaking that the collateral given by Lessee to secure its obligations under the Lease Agreement will continue to be valid for the entire additional lease term in the existing leasehold, and with no change in their terms, and shall also serve to secure Lessee's obligations and duties under this Addendum, and all under Lessee’s responsibility and at its expense.

13.	Lessor's works in the leasehold

Subject to extension of the lease term in the existing leasehold, as set forth in Section 10 above, and absolute fulfilment of Lessee's undertakings under the Lease Agreement (including this Addendum), in full and on time, the following provisions shall apply:

13.1.
As agreed between the parties, as of the date of signing this Addendum, Lessor has carried out renovations in the common areas leading to the leasehold, on the second and third floors of the building, which included wall repairs, painting (including painting the corridors leading to the leasehold), replacing floor cladding, painting doors, painting a freight elevator and painting metal staircase.

13.2.
Notwithstanding what is stated in Section 21.4 of the original Lease Agreement, it is agreed that Lessor will perform maintenance/treatment work on the existing air conditioning system, at its expense, in all the leasehold areas, and for the entire lease term in the additional leasehold as well as the additional lease term in the existing leasehold.

13.3.	Lessor will carry out at its expense works related to completion of the fresh air system in missing locations in all areas of the leasehold.

14.	General

14.1.
All other provisions of the Lease Agreement, insofar as said have not been expressly amended in this Addendum, shall continue to be in force and binding of the parties, including but without detracting, with regard to the additional area, as the case may be and mutatis mutandis, if any.

14.2.
To the extent that any term was stipulated in the Lease Agreement, which granted Lessee any right of exclusivity and/or right of first refusal and/or right of first offer, etc., then any such term shall be null and void as of the signing of this Addendum.

14.3.
It is clarified that none of what is stated in this Addendum may impose any obligation on Lessor and/or the management company which is not imposed under the provisions of the Lease Agreement and/or by law and that none of the foregoing detracts from any of Lessee’s obligations and/or duties under the Lease Agreement and/or any law.

14.4.
It is clarified and agreed upon by the parties, that none of what is stated in this Addendum constitutes a waiver and/or absolution on the part of Lessor and/or the management company of any claim and/or suit and/or demand of any of the above against Lessee, including in accordance with the Lease Agreement and/or any law.

14.5.
Any breach of any of the provisions of this Addendum, shall be deemed a breach of the Lease Agreement, for all intents and purposes, and will afford Lessor with all the remedies available to it under the Lease Agreement and/or by law, in respect of such breach.

14.6.	In any case of a contradiction between the provisions of the Lease Agreement (without the Addendum) and the provisions of this Addendum, the provisions of this Addendum shall prevail.

14.7.	This Addendum shall only enter into force upon its signing by the parties.

Lessor Attorney Certification

I the undersigned, Sagi Omer, Adv., of 16 Derech Hayam, Haifa, hereby confirm that Lessee is a valid and going concern and that it has passed all the necessary resolutions for its engagement in this Addendum in accordance with its incorporation documents; That the above signatures are those of Moshe Mizrachi, ID: 051825396, who is authorized to bind Lessee with its signature.

In witness whereof I have signed:

Date: 9.3.2023	Sagi Omer, Adv. Sagi Omer, Adv. LN 57764 16 Derech Hayam, Haifa

Appendix A

Blueprint of Additional Area

Shaar Yokneam

Limited Partnership

Shaar Yokneam

Limited Partnership

Appendix B'

Bank Guarantee

To	To
_____________________ Ltd.	_____________________ Ltd.
1 Abba Eben Blvd.	1 Abba Eben Blvd.
Herzliya (“Lessor”)	Herzliya (“Management Company”)

Dear Sir/Madam,

Re.: Bank Guarantee

As per ____________________’s (hereinafter: "Applicant") application, we hereby guarantee the discharge of any amount demanded of Applicant by yourself, up to the sum of NIS ____________________ (hereinafter: "Principal amount").

The principal amount will be linked to the consumer price index (General Index) as published by the Central Bureau of Statistics and Economic Research or by any other official institution replacing it (hereinafter: "Index").

"Basic Index" will be the index published for the month _______ in the year _____ (__________ points, according to the ______ base).

"New Index" for the purpose of calculating linkage differentials shall be the most recently published index prior to our payment under this Guarantee.

If at the time of making a payment under this Guarantee, it becomes clear that the new index has increased compared to the basic index, the principal amount will be increased by the rate of increase of the new index compared to the basic index.

If the new index is lower than the basic index or equal thereto, we will pay you the principal amount in its original amount without any linkage differentials.

"Guarantee amount" - the principal amount plus linkage differentials as stated above.

We undertake to pay you any amount you demand within the limit of the guarantee amount immediately upon your first written demand, and no later than two business days from the day of such demand, and without requiring you to substantiate or prove your demand and without you being required to first demand said guarantee amount from Applicant.

Each of you will be entitled to demand from us payment of the guarantee amount in full or to demand sums on account of the guarantee amount, from time to time, in which case following each payment the guarantee will remain in effect with regards to the balance of the guarantee amount, provided that the sum of all your demands collectively does not exceed the guarantee amount.

This guarantee shall be in force until ____________ at 12:00 p.m. inclusive, and any demand thereunder must be delivered to us no later than the above date.

This Guarantee is negotiable and/or transferable.
______________ Bank

Appendix C

Insurance Appendix

1.	Insurance

Without detracting from Lessee's responsibility under this Agreement or by law, Lessee undertakes to arrange and maintain insurance as required by this Section 1 and the insurance particulars set forth therein.

1.1.
With regards to obtaining permission for performance of works in the leasehold, in the event that any work is performed in the leasehold by or for Lessee prior to initial occupancy of the leasehold and/or at any time during the Lease term, Lessee undertakes that prior to the start of said works, it will arrange contract work insurance in the name of Lessee, contractors and subcontractors, Lessor and the management company, and this under the terms specified in the insurance specification attached to this Agreement and which constitutes an integral part thereof and marked Appendix C1 (hereinafter: "Lessee's works insurance specification"), with a legally licensed insurance company in Israel (hereinafter: "Lessee’s works insurance").

1.2.
Without detracting from Lessee's responsibility under the Lease Agreement or by law, for the entire duration of the lease term, Lessee undertakes to arrange and maintain, through a duly licensed insurance company in Israel, the insurances specified in the insurance specification attached to this Agreement and which constitutes an integral part thereof and marked Appendix C2 (hereinafter respectively: "Specification of Lessee’s permanent insurance" and "Lessee’s permanent insurance"); And this with regards to all matters pertaining to the leasehold and Lessee’s activity therein.

Lessee's works insurance and Lessee's permanent insurance will be hereinafter collectively referred to as "Lessee’s insurance".

1.3.
Without the need for any demand on the part of Lessor or the management company, Lessee undertakes to provide Lessor and the management company, no later than the date of commencement of the works on the leasehold, a certificate regarding the existence of insurance for Lessee's works in the form attached to this Agreement and constituting an integral part thereof and marked Appendix C3 (hereinafter - " Lessee’s  works insurance certificate"), signed by its insurer. Lessee declares that it is aware that the furnishing of Lessee's work insurance certificate as mentioned is a pre-requisite to the performance of any works in the leasehold, and Lessor or the management company will be entitled (but not obligated) to prevent Lessee from performing work in the leasehold, if said certificate was not furnished prior to the start of the works.

1.4.
At the request of Lessor or the management company, Lessee undertakes to furnish Lessor and management company, within 5 days of their request, a certificate attesting to the existence of Lessee's permanent insurance, in the form attached to this Agreement and constituting an integral part thereof and marked Appendix C4 (hereinafter: "Lessee’s permanent insurance") signed by its insurer.

A certificate of Lessee's works insurance and permanent insurance shall be hereinafter referred to collectively: "Insurance certificates".

1.5.
It is agreed that Lessee may not arrange consequential loss insurance, in whole or in part, as detailed in Section (4) of Lessee's permanent insurance specification, and Lessee may also not arrange property insurance with cover against the risk of broken glass, as specified in Section (1) of Lessee's permanent insurance specification, however the exemption specified in Section below shall apply as though said insurances were arranged in full.

1.6.
If in Lessee's opinion there is a need to arrange additional or supplementary insurance to the specification of Lessee's works insurance and/or the specification of Lessee's permanent insurance, Lessee undertakes to arrange and maintain the aforementioned additional or supplementary insurance. Lessee undertakes that in any such additional or supplementary insurance, a clause will be included regarding waiver of the right of subrogation towards Lessor, towards the management company and towards anyone on their behalf, however, the aforementioned waiver shall not apply in favor of a person who caused the damage maliciously. Lessor also undertakes that in any such additional or supplementary liability insurance, insured's name will be extended to include Lessor and the management company, and this is subject to a cross liability clause, according to which the insurance is deemed to have been arranged separately for each individual insured.

1.7
Lessee undertakes to update the insurance amounts for the insurances established according to sections (1) and (4) of Lessee's permanent insurance specification, from time to time, to reflect the full value of the subject insured thereunder.

1.8
Lessee exempts Lessor, the management company, and anyone on their behalf, as well as the other lessors, tenants, and rights holders in the building (other lessees, tenants and other rights holders shall be hereinafter referred to collectively as: "other rights holders"), where in the Lease agreements of the other rights holders or in any other agreement granting the other rights holders rights in the building, a corresponding exemption is included towards Lessee, from liability for damage for which it is entitled to indemnification according to the insurances arranged under Section (1) of the specification of Lessee's works insurance, sections (1) and (4) of the specification of Lessee's permanent insurance or for which it would be entitled to indemnification were it not for the deductibles specified in the policies), however the exemption from such liability shall not apply in favor of a person who caused the damage maliciously.

1.9
At the request of Lessor or the management company, Lessee undertakes to furnish Lessor and the management company, within 5 days of their request, a certificate of Lessee's permanent insurance in respect of the extension of its validity for another insurance term, on the eve of each extended insurance period and insofar as this Agreement is in effect.

1.10
Each time Lessee's insurer informs Lessor or the management company of a change or cancellation of any of Lessee's insurances, Lessee undertakes to re-arrange said insurance and reissue a certificate regarding the existence of the insurance that was amended or revoked as aforesaid, 30 days prior to the date of said change or revocation.

1.11
For the avoidance of doubt, it is clarified that failure to furnish the insurance certificates as stated in sections 1.3, 1.4, 1.9 and 1.10 above, will not detract from Lessee's undertakings under this Agreement, including, and without prejudice to the generality of the aforementioned, any payment obligation imposed on Lessee, and Lessee undertakes to fulfil all its undertakings under the Agreement. It is expressly agreed that Lessor or the management company shall be permitted (but not obligated) to prevent Lessee from performing work on the leasehold or receiving possession thereof and/or introducing assets into the leasehold and/or opening its business in the leasehold and/or initiating its activity in the leasehold due to its failure to furnish the aforementioned certificates.

1.12
Lessor and/or the management company are entitled to examine the insurance certificates furnished by Lessee as set forth in sections 1.3, 1.4, 1.9 and 1.10 above, and Lessee must make any changes or amendments required of it in order to adapt them to Lessee's obligations as set forth in this Agreement. Lessee declares that Lessor and the management company’s right to inspect the insurance certificates and order their amendment as specified above, does not impose on Lessor or the management company or anyone on their behalf any liability whatsoever in connection with said insurance certificates, their nature, the scope and validity of the insurances arranged according to said certificates or their absence, and does not detract from any liability imposed on Lessee under this Agreement or by law.

1.13
Lessee undertakes to comply with the terms of the insurance policies arranged by Lessee, pay the insurance premiums in full and on time, and ensure that Lessee's permanent insurance is renewed from time to time as necessary and is in force for the entire lease term.

1.14
For the avoidance of doubt, it is hereby agreed that the scope of insurance coverage including limits of liability as set forth in the specification the insurance certificates are a minimum requirement imposed on Lessee. Lessee declares and confirms that it will be prohibited from raising any claim and/or demand towards Lessor or towards the management company or towards anyone on their behalf with regards to the scope of insurance coverage including the limits of liability as stated.

1.15
Lessee declares that it is aware that Lessor or the management company have not undertaken to maintain security or other security measures in the building or in the Leasehold, and insofar as they do so, such will not create any obligation or liability towards Lessee. It is further explicitly agreed that the provisions of the Guardians Law 5727-1967 and its appendices shall not apply to Lessor and the management company.

1.16
It is clarified that the insurance certificates attached to this Agreement, which Lessee is obliged to provide signed by its insurer, are formulated in a concise format only as required by the insurance companies according directives of the Commissioner of the Capital Market, Insurance and Savings, where the furnishing of said certificates does not detract from Lessee's duty to comply with which is stated in the above insurance clauses and arrange insurance in accordance with the specifications of said insurance, and for this purpose Lessee, if necessary with the help of insurance personnel on its behalf, must study and fully implement said requirements which should be brought to the attention of Lessee's insurer. It is also clarified that insofar as changes are made in the directives of the Commissioner of the Capital Market, Insurance and Savings as stated, Lessor will be entitled to replace the insurance certificates attached to this Agreement with alternative insurance certificates.

1.17
Lessor undertakes to arrange and maintain, whether itself or via the management company, for the duration of the Agreement, the insurances set forth below, with a duly authorized insurance company in Israel.

1.17.1.
Insurance of parts of the building owned by Lessor (including leasehold building), against loss or damage due to common risks in extended fire insurance, including fire, smoke, lightning, explosion, earthquake, storm and gale, flood, liquid damage and burst pipes, injury by vehicles, injury by aircraft, riots, strikes, malicious damage as well as burglary damage. The aforementioned insurance will include a clause regarding the waiver of subrogation rights towards Lessee, however said waiver shall not apply in favor of a person who caused the damage maliciously. For the avoidance of doubt, it is expressly agreed that the aforementioned insurance shall not include any content and/or addition, improvement or extension executed by and/or on behalf of and/or for Lessee and/or the other rights holders and shall not include windshields, windows, glass partitions and glass doors, with regards to which the duty of insurance lies with Lessee as stated in Section (1) of Lessee’s permanent insurance specification.

1.17.2.
Consequential loss insurance which insures loss of rent and management fees (if any) due to damage caused to the parts of the building owned by Lessor (including the Leasehold building) due to the risks specified in Section 1.17.1 above (with the exception of burglary), for an indemnity period of 24 months. The insurance as aforesaid will include a clause regarding waiver of the right of subrogation in favour of Lessee, but such waiver will not apply in favour of a person who caused damage maliciously.

It is agreed that Lessor or the management company are entitled to not arrange consequential insurance for loss of rental and management fees as stated in this Section 1.17.2 above, in full or in part, however what is stated in Section 1.19 below will apply as though the aforementioned insurance had been taken out in full.

1.18
It is agreed that Lessor is entitled, at its sole discretion, to arrange additional insurances to those specified in Section 1.17 above. It is expressly agreed that the arranging of insurance as set forth in Section 1.17 above or additional insurances as stated, shall not add to the liability of Lessor or the management company beyond what is stated in this Agreement or detract from Lessee's liability under the Agreement or by law (except as expressly specified at the end of Section 1.19 below).

1.19
Lessor exempts Lessee, in its behalf and on behalf of the management company, from liability in respect of which Lessor or the management company are entitled to indemnification under the insurances arranged in accordance with Sections 1.17.1 and 1.17.2 above (or would have been entitled to indemnification in its regard were it not for the deductibles specified in the policies), however the exemption from such liability shall not apply to a person who caused the damage maliciously.

Notwithstanding the aforesaid, in the event of an insurance incident which is covered under sections 1.17.1 - 1.17.2 above, under circumstances for which Lessee is liable under this Agreement and/or by law, Lessee will bear the amount of the damage and/or the loss caused up to the deductible applicable according to the aforementioned policies.

Appendix C1: Insurance specification for Lessee’s works

Lessee will arrange and maintain contract work insurance in the name of Lessee, contractors, subcontractors, Lessor and the management company, which includes the insurance chapters detailed below including all extensions stated in the policy, including an extended maintenance term of 24 months (hereinafter: "maintenance period"), with the scope of said coverage not inferior to "BIT" wording valid at the time the insurance was arranged:

1.
Chapter 1- Insurance coverage for the works, at their full value (including materials provided by Lessor or the management company) against loss or damage caused during the insurance period and during the maintenance period regarding the fulfilment of obligations in connection with the maintenance works (hereinafter: "maintenance works") or the discovery of damage to the works during the maintenance period caused during the insurance period. For the avoidance of doubt, this chapter includes a clause regarding the waiver of the right of subrogation towards Lessor, the management company and anyone on their behalf, as well as towards other lessees, tenants and other rights holders in the building (other lessees, tenants and other rights holders shall be hereinafter collectively referred to: “other rights holders”) where in the property insurance of the other rights holders, a corresponding clause is included concerning the waiver of the right of subrogation towards Lessee or in an agreement granting the other rights holders rights in the building, an exemption from liability is included in favor of Lessee for loss or damage caused to the property of the other rights holders due to common risks associated with insurance of contractual works or in the policy covering extended fire, however, the aforementioned waiver shall not apply in favor of a person who caused damage maliciously. The chapter further includes an explicit expansion regarding coverage of adjacent property and the property being worked on, at a cover limited to NIS 350,000.

2.
Chapter 2 - Liability insurance against a third party that insures liability by law due to damage to the body or property of any person or entity in connection with the works during the insurance period, as well as damage to the body or property as stated during the maintenance period, regarding the maintenance works or for a reason originating during the insurance period, within limits of liability as set forth below. The aforementioned chapter includes a cross-liability clause according to which the insurance is deemed to have been arranged separately for individual insured. The chapter explicitly states that the leasehold is deemed third party property.

Liability limit: NIS__________________ per incident and cumulatively according to the chapter(*).

The aforementioned chapter is expanded to include the following topics:

A. Subrogation claims of the National Insurance Institute.
B. Bodily injuries resulting from the use of mechanical engineering equipment which is a motorized vehicle with regards to which no mandatory insurance requirement applies.
C. Liability due to damage caused following earthquakes and weakening of foundations, within a liability limit of NIS 1,000,000 NIS per incident.
(*) The limit of liability will be an amount equal to NIS 8,000 times the area of the leasehold in sqm, but said amount shall not be less than NIS 400,000 and will not exceed NIS 4,000,000 per incident and cumulatively according to the chapter.

3.
Chapter 3 - Employers' liability insurance insuring liability for bodily injury or occupational illness that may be caused to employees employed in executing the works or maintenance works during and as a result of their work during the insurance period as well as during the maintenance period regarding the maintenance work, with a liability limit of NIS 20,000,000 per claimant, per incident and cumulatively according to the chapter. This insurance does not include a restriction regarding work at height and at depth, work hours, baits and poisons, contractors, subcontractors and their employees as well as regarding the employment of minors. For the avoidance of doubt, the chapter includes a waiver of the right of subrogation towards Lessor, towards the management company and towards anyone on their behalf, however the aforementioned waiver shall not apply in favor of a person who caused the insured incident maliciously.

The insurance will include the following terms:

The above policy takes precedence over any insurance arranged by Lessor and/or by the management company and the insurer waives any claim and/or demand regarding the sharing of Lessor's and/or the management company's insurance. Failure of Lessee and/or anyone on its behalf to comply with the policy's terms and conditions in good faith, will not detract from the rights of Lessor and/or the rights of the management company to indemnification under the policy. The aforementioned policy may not be revoked nor adversely changed during the insurance period unless a written notice is delivered to Lessor and the management company by registered mail at least 60 days in advance. Lessee alone is responsible for paying the insurance premiums for the aforementioned policy and bears the deductibles applicable according to the aforementioned policy. Gross negligence exception is revoked, but said revocation shall not detract from insurer’s rights and Lessee’s obligations under the Insurance Contract Law, 5741-1981.

Appendix C2: Lessee’s permanent insurance specification

Lessee will arrange and maintain insurance policies as detailed below, with the scope of said coverage not inferior to "BIT" wording valid at the time the insurance is arranged:

1.	"Extended Fire" insurance policy

Insures the contents of the leasehold, its windows, glass partitions and doors, and any other property brought to the leasehold and/or to the building by or on behalf of Lessee (including equipment, furniture, fixtures and supplies), and any change, improvement and addition to the leasehold executed or to be executed by Lessee or on its behalf, in their full value, against loss or damage due to acceptable risks in extended fire insurance, including fire, smoke, lightning, explosion, earthquake, storm and gale, flood, liquid damage and burst pipes, broken glass , damage by vehicles, damage by aircraft, riots, strikes, malicious damage and burglary. The policy includes a clause according to which the insurer waives the right of subrogation towards Lessor, towards the building’s management company [if such exists, (hereinafter: "Management company")] and towards anyone on their behalf, as well as towards other lessees, tenants and other rights holders in the building (other lessees, tenants and other rights holders shall be hereinafter collectively referred to: “other rights holders”) where in the property insurance of the other rights holders, a corresponding clause is included concerning the waiver of the right of subrogation towards Lessee or in an agreement granting the other rights holders rights in the building, an exemption from liability is included in favor of Lessee for loss or damage caused to the property of the other rights holders due to common risks associated with extended fire insurance; However, the aforementioned waiver shall not apply in favor of a person who caused damage maliciously.

2.	Liability insurance policy to a third party

Insuring Lessee's liability by law for bodily injury or damage to property that may be caused to the body or property of any person or entity in the leasehold, in the building or in its surroundings, within limits of liability as specified below. The policy is not subject to a restriction regarding liability arising from fire, explosion, panic, lifting, unloading and loading devices, defective sanitary facilities, poisoning, anything harmful in food or drink, strike and shutdown, liability for and towards contractors, subcontractors (of any level) and their employees, animals, as well as turnover claims from the National Insurance Institute. The policy is extended to indemnify Lessor and the management company in respect of their liability as the owner and managers of the leasehold, as well as for liability that may be imposed on any of them due to an act or omission of Lessee or anyone on its behalf, subject to a cross-liability clause according to which the insurance is deemed as having been arranged separately for each individual insured. A liability limit amounting to: NIS __________________ per incident and cumulatively according to the policy(*).

{*) The limit of liability will be an amount equal to NIS 14,000 times the area of the leasehold in sqm, but no less than NIS 1,000,000 and no more than NIS 20,000,000 per incident and cumulatively according to the policy.

3.	Employers’ liability insurance policy

Insures Lessee's liability to its employees for bodily injury or occupational illness that may be caused to any of them during and as a result of their work in the leasehold, in the building and its surroundings, with a liability limit of NIS 20,000,000 per claimant, per incident and cumulatively according to the policy. The policy does not include a restriction regarding work at height and depth, working hours, baits and poisons as well as regarding the employment of minors. The policy is extended to indemnify Lessor and the management company, upon the alleged occurrence of a work accident or occupational illness of any kind, and in the event of a claim relating to Lessor’s liability as employer to any of Lessee's employees. Also, the policy includes a clause regarding the waiver of the right of subrogation towards Lessor, towards the management company and towards anyone on their behalf; However, the aforementioned waiver shall not apply in favor of a person who caused the insurance incident maliciously.

4.	Consequential loss insurance policy

Insurer Lessee’s gross profit loss due to loss or damage caused to the insured property according to Section 1 above or to the leasehold or to the building structure, as a result of one of the risks specified in Section 1 above, and this for an indemnity period of 24 months. The policy includes a clause according to which the insurer waives the right of subrogation towards the management company and towards anyone on its behalf, as well as towards the other rights holders, who, in their consequential loss insurance, a corresponding clause is included regarding the waiver of right of subrogation towards Lessee or an exemption from liability is included in an agreement granting the other rights holders rights in the building, in favor of Lessee for consequential loss to the other rights holders due to common risks in extended fire insurance, however, the aforementioned waiver shall not apply in favor of a person who caused the damage maliciously.

The insurances shall include the following terms:

The aforementioned policies precede any insurance taken out by Lessor and/or by the management company and the insurer waives any claim and/or demand regarding the sharing of Lessor's insurances and/or the management company's insurances. Failure of Lessee and/or anyone on its behalf, to comply with the terms and conditions of the policies, in good faith, shall not detract from Lessor's rights and/or the rights of the management company to receive indemnification under the policies. The aforementioned policies may not be revoked nor adversely changed during the insurance period unless a written notice is delivered to Lessor and the management company by registered mail at least 60 days in advance. Lessee alone is responsible for paying the insurance premiums for the aforementioned policies and bears the deductibles applicable according to the aforementioned policy. Gross negligence exception is revoked, but said revocation shall not detract from insurer’s rights and Lessee’s obligations under the Insurance Contract Law, 5741-1981.

APPENDIX C3

Certificate of Insurance Policies - Contract/Construction work Insurance	Date of Certificate issuance (DD/MM/YYYY)
This insurance certificate is reference to insured’s valid insurance policy, in accordance with the information specified therein. The information specified in this certificate does not include all the terms of the policy and its exclusions. However, in the event of a conflict between the terms specified in this Certificate and the terms set forth in the insurance policy, what is stated in the insurance policy shall prevail, except in the  case where a term in this Certificate benefits its applicant.

Certificate Applicant*	Insured	Address of the insured property/Address of execution of the works*	Status of Applicant*
Name	Name:	………………………………..
Shaar Yokneam - Limited Partnership and/or Trade Centers (Azo-Reit) Ltd. and/or Melisron Ltd. and/or parent companies and/or subsidiaries	☐Contractor
☐Sub-contractor
☐Lessee
ID/P.C./Partnership No.: 550014666 520037789 510758329	ID/P.C.:	☒Other: Lessor

Address	Address:
1 Abba Eben St., Herzliya
Covers
Policy chapters - Division by limits of liability or insurance amounts	Policy No.	Policy version and edition	Start date	End date	Liability limit/Insurance amount/Value of work	Additional covers in force and revocation of exclusions
Amount	Currency	Cover code must be specified according to Appendix D
All risks contract work	BIT Edition
308 - Waiver in favor of another entity (other tenants subject to reciprocity in favor of tenant)
309 -Waiver of subrogation
313 -natural disasters
314 -burglary and robbery
316 -Earthquake
317 -Contractors and subcontractors
318 -additional insured
328 -primary
302 -cross-warranty
309 -Waiver of subrogation in favor of applicant
312 -Coverage for damage from the use heavy mechanical equipment)
315 -Coverage for National Insurance Claims)
318 -additional insured - applicant)
322 -Applicant shall be deemed a third party)
328 -Primary

Example extensions (can be specified according to the policy chapters):
Theft and burglary
Property worked upon	350,000	NIS
Adjacent property	350,000	NIS
Property in transfer
Removal of rubble
Third party	BIT Edition	NIS
302-cross liability
312-use of heavy equipment
315- Coverage for National Insurance Claims)
317- Contractors and subcontractors
318-Additional insured
328-Primary
329- Applicant property shall be deemed a third party)

Employer's liability	BIT Edition	20,000,000	NIS	302-cross liability 309-waiver of subrogation 317- Contractors and subcontractors 318-Additional insured 328-Primary

Details of the services (subject to the services specified in the agreement between the insured and the applicant, the service code must be indicated from the list in Appendix C) *:
074-Renovation works in leasehold located at……..
Revocation/Amendment of policy*
A change to the detriment of applicant or revocation of an insurance policy will only take effect 60 days following the dispatch of a notice to the applicant regarding the change or revocation.
Signed confirmation
Insurer:

*By approval of General Insurance, these fields can be marked as invalid.

APPENDIX C4

8/3/23

Certificate of Insurance				Date of Certificate issuance ~~(DD/MM/YYYY)~~
This insurance certificate is reference to insured’s valid insurance policy, in accordance with the information specified therein. The information specified in this certificate does not include all the terms of the policy and its exclusions. However, in the event of a conflict between the terms specified in this Certificate and the terms set forth in the insurance policy, what is stated in the insurance policy shall prevail, except in the  case where a term in this Certificate benefits its applicant.

Certificate Applicant*	Insured		Nature of transaction*	Status of Applicant*
Name	Name: INMODE LTD.			☒ Lessor
Shaar Yokneam - Limited Partnership and/or Trade Centres (Azo-Reit) Ltd. and/or Melisron Ltd. and/or parent companies and/or subsidiaries			☒ Real estate	☐ Lessee
			☐ Services	☐ Concessioner
			☐ Products supply	☐ Subcontractor
			☐ Other:	☐ Service procurer
☐ Product procurer
ID/P.C./Partnership No.: 550014666 520037789 510758329	ID/P.C.: 514073618			☐ Other: ______
Address	Address: 1 Arbel YOKNEAM ILLIT
1 Abba Eben St., Herzliya
Covers
Type of policy	Policy No.	Policy version and edition	Start date	End date	Limit of liability/Insurance amount		Additional covers in force and revocation of exclusions
Cover code must be specified according to Appendix D
					Amount	Currency
Property		BIT Edition Eilon 2016	31/1/24	1/2/23	Contents including inventory as set forth in the Policy and up to the sum specified therein
308 -Waiver in favor of another entity (other tenants subject to reciprocity in favor of tenant)
309 -Waiver of subrogation
313 -natural disasters
314 -burglary and robbery
316 -Earthquake
328 -Primary

~~Consequential loss~~ INVALID		~~BIT Edition~~
Third party 33905424623		BIT Edition Eilon 2016	1.2.23	31.12.24	5,000,000	NIS
302-cross liability
304-Expanded indemnity
307-Contractors and subcontractors
315- Coverage for National Insurance Claims)
321-Additional insured due to acts of omissions of insured
322-Applicant deemed third party
328-Primary
329- Applicant property shall be deemed a third party)

Employer liability		BIT Edition Eilon 2016	1.2.23	31.12.24	20,000,000	NIS	302-cross liability 304-Expanded indemnity 309-waiver of subrogation 319-deemed employer of Applicant’s employees 328-Primary
Details of the services (subject to the services specified in the agreement between the insured and the applicant, the service code must be indicated from the list in Appendix C) *:
096-Lease of property in building_____________
Revocation/Amendment of policy* 046
A change to the detriment of Applicant or revocation of an insurance policy will only take effect 60 days following the dispatch of a notice to the Applicant regarding the change or revocation.
Signed confirmation
Insurer:

 *By approval of General Insurance, these fields can be marked as invalid.

Addendum No. 5 to the Unprotected Lease Contract dated 28.2.2018

Held and signed on the _8__ of __5__,2023

Between:	Shaar Yokneam - Limited Partnership Partnership No.: 550014666 "Ofer Shaar Yokneam", 28 Kedma St., Yokneam (Hereinafter: "Lessor")

 Of the first part;

And:
InMode Ltd.
Pvt. Co.: 514073618
By authorized signatory Mr. Moshe Mizrahi, ID No.: 051825396
Authorized to sign on behalf of the Company and bind it
Whose address for the purposes of this Addendum is
"Tavor" Building, Shaar Yokneam, PO Box 533, Yokneam
(Hereinafter: "Lessee")

 Of the second part;

WHEREAS
an Unprotected Lease Contract was signed between Lessor and Lessee on 28.2.2018, with all its appendices and attachments (hereinafter: "original lease contract"), as extended and/or modified periodically (the original lease contract together with the additions thereto, including this Addendum, with all their appendices and attachments, shall be hereinafter referred to collectively: "Lease Contract"); and

WHEREAS
by virtue of the Lease Agreement, Lessee leases from Lessor an area of 866 square meters gross located on the second floor of the building known as "Beit Tavor" (hereinafter: "area on second floor" and "building", respectively), an area of 1,688 square meters gross located on the third floor of the building (hereinafter: "area on third floor"), as well as 41 parking spaces (hereinafter: "parking spaces"), all in the complex known as "Ofer Shaar Yokneam" in the city of Yokneam (hereinafter: "complex"), (the area on the second floor, the area on the third floor and the parking spaces shall be referred to collectively as the "existing leasehold" or "existing leasehold area", as applicable); and

WHEREAS	Lessee approached Lessor requesting to lease the additional leasehold, as defined below, in its present condition ("AS IS"), in addition to the existing leasehold, as defined above; and

WHEREAS	Lessor acceded to Lessee's request as stated, and all in accordance with and subject to the provisions of the Lease Contract and the terms of this addendum as set forth below;

It was therefore agreed, stipulated and declared by the parties as follows:

1.          Preamble and appendices

1.1.	The preamble to this Addendum and its appendices constitutes an integral part thereof and are binding as the rest of its terms.

1.2.	The section headings are for orientation and convenience purposes only and may not be used for interpretation of this Addendum.

1.3.	All terms and expressions contained in this Addendum shall have the meaning ascribed thereto in the Lease Contract, unless expressly stated otherwise.

1.4.          This Addendum constitutes an integral part of the Lease Contract.

1.5.
No previous drafts of this Addendum shall not be considered in the interpretation of the Lease Contract and/or this Addendum or any stipulation thereof. Such drafts shall not be admissible in any judicial or quasi-judicial proceeding.

2.          Condition Precedent

2.1.
Lessee declares that it is aware that at the date of signing this Addendum, the additional area is not vacant and is occupied by an existing lessee with regards to whom the lease period has not ended (hereinafter: "current lessee"). It is hereby agreed that the actual evacuation of the current lessee from the additional area by 30/04/2023, constitutes a condition precedent for delivery of possession of the additional area (above and below: "condition precedent" and "date for fulfillment of condition precedent, respectively).

2.2.
It is agreed that insofar as the current lessee does not vacate the additional area of any person and object by the date of fulfillment of the condition precedent, for any reason whatsoever, the deadline for fulfillment of the condition precedent shall be postponed of its own accord to the date on which the additional area would have been vacated by the actual current lessee, and the other dates specified in this Addendum shall be postponed accordingly as well.

2.3.
Notwithstanding the foregoing, it is agreed that insofar as the postponement of the condition precedent date shall exceed 60 (sixty) days, for any reason whatsoever, each party shall be entitled (but not obligated) to notify the other of the revocation of this Addendum and all its provisions, as if it had never been signed (hereinafter: "revocation notice"). If the revocation notice is delivered, the parties will be released from all their obligations under this Addendum and the parties will not have and hereby waive any claim and/or demand and/or lawsuit in connection with the postponement of the deadline for the fulfillment of the condition precedent and/or in connection with the revocation of this Addendum.

For the avoidance of doubt, in the case stated in this section, Lessee undertakes to continue fulfilling all its obligations and liabilities under the Lease Contract (except for this Addendum), in full, on time and precisely, without any change.

3.          Increasing the Leasehold area

3.1.
Subject to the fulfillment of the conditions set forth in this Addendum below, and to the fulfillment of the condition precedent at its designated date, as specified in Section 2 above, as of 1.5.2023 or at a later date under the circumstances as stated in Section 2.2 above (hereinafter: "Effective date"), an additional gross area of 757 square meters will be added to the existing leasehold area, on the third floor of the building in the complex, all as delimited and marked in the blueprint attached as Appendix A to this Addendum (hereinafter: "Additional area"), as well as 22 (twenty-two) parking spaces on the roof of the building and 5 (five) parking spaces in the parking lot around the building (hereinafter collectively: Additional parking spaces ").

The additional area and the additional parking spaces shall be hereinafter referred to collectively: "Additional Leasehold".

The existing leased area together with the additional area shall be hereinafter referred to as: "Leasehold area".

The existing leasehold together with the additional leasehold shall be hereinafter referred to as: "Leasehold".

The Leasehold area (i.e. the existing leased area along with the additional area) is 3,311 square meters gross.

3.2.
As of the effective date, the Additional Leasehold shall be added to the existing Leasehold, will be deemed part of the Leasehold and all the provisions of the Lease Contract shall apply thereto for all intents and purposes, so that in reference in the Lease Contract to "the Leasehold area" and/or "the Leasehold", shall mean the existing Leasehold area along with the additional area and the existing Leasehold together with the additional leasehold, as applicable, except with regards to issues where there is another explicit arrangement included in this Addendum.

3.3.
It is clarified, for the avoidance of doubt, that Lessee leases the additional area solely for the purpose of expanding the existing Leasehold area and for the purpose of the Lease, as set forth in the Lease Contract.

3.4.
The additional leasehold will be delivered to Lessee in its condition AS IS, and its delivery as stated shall constitute confirmation from Lessee that the additional leasehold was delivered to it in accordance with the provisions of the Lease Contract and to its absolute satisfaction and that it does not and will not have any suits and/or claims and/or demands in this regard towards Lessor and/or anyone acting on its behalf.

4.          Lessee's works for increasing the existing Leasehold area

4.1.
It is hereby clarified that as of the effective date, Lessee shall perform at its sole responsibility and expense all the works required for connecting and adding the additional area to the existing Leasehold area and adapting the additional area to its purposes and needs, all as approved by Lessor and/or anyone acting on its behalf, in advance and in writing (above and below: "Lessee's works").

4.2.
Lessee undertakes that Lessee's works, as defined in Section 4.1 above, will be executed and completed in accordance with the provisions of the Lease Contract and the instructions given to Lessee by Lessor and/or anyone acting on its behalf, and all this until no later than 31.5.2023 (hereinafter: "Date of completion of Lessee's works"), without Lessor bearing any responsibility and/or liability whatsoever regarding the aforesaid and/or the execution of Lessee's works as stated.

5.           The lease period in the additional leasehold

It is agreed that the Lease term in respect of the additional leasehold will commence on the effective date and from that date onwards will align with the Lease term in the existing Leasehold, in accordance with the provisions of the Lease Contract, i.e., until 31.12.2027 (above and below: "Lease term in the additional leasehold").

6.          Lessee's payments for the additional leasehold during the Lease term in the additional leasehold

6.1.          Rent in respect of the additional area

6.1.1.
As of the effective date and up to 31.12.2024, Lessee undertakes to pay Lessor for the additional area, monthly rent of NIS 56 (fifty-six NIS) per gross square meter in the additional area, plus linkage differentials to the CPI (General Index) published on 15.11.2022 or near such date, for the month of October 2022 (hereinafter: "Basic Index"), plus VAT by law.

6.1.2.
From 1.1.2025 to 31.12.2027, Lessee undertakes to pay Lessor for the additional area, monthly rent of NIS 58 (fifty-eight new shekels), per gross square meter in the additional area, plus linkage differentials to the basic index, plus VAT by law.

6.1.3.	It is clarified that the monthly rent for the additional area shall be paid in a manner and on the dates set in respect of the existing Leasehold, as specified in the Lease Contract.
6.2.          Management fees for the additional area

6.2.1.
As of the effective date and up to 31.12.2024, Lessee undertakes to pay Lessor for the additional area, monthly management fees amounting to NIS 12.1 (twelve new shekels and ten agorot) per gross square meter of the additional area, plus linkage differentials to the base index, plus VAT by law.

6.2.2.
From 1.1.2025 to 31.12.2027, Lessee undertakes to pay Lessor for the additional area, monthly management fees amounting to NIS 14 (fourteen new shekels) per gross square meter of the additional area, plus linkage differentials to the base index, plus VAT by law.

6.3.          Depreciation fund for the additional area

6.3.1.
Without derogating from the provisions of the management agreement, it is agreed that during the Lease term in the additional leasehold, Lessee shall pay Lessor depreciation fund fees amounting to NIS 1.2 (one new shekel and twenty agorot) per gross square meter in the additional area, with said amount linked to the base index, plus VAT by law.

6.4.          Insurance premiums for the additional area

6.4.1.
During the Lease term in the additional leasehold, Lessee undertakes to pay Lessor in respect of Lessee’s relative share in the insurance premium payment expenses paid to the insurance company by Lessor, monthly insurance premiums amounting to NIS 0.5 (fifty agorot) per gross square meter in the additional area, plus linkage differentials to the basic index, plus VAT by law.

6.4.2.
Lessee shall have no claim and/or suit and/or demand against Lessor and/or the management company and/or anyone acting on their behalf with regard to the insurance premiums (including whether the amount is fixed or whether it be calculated according to another mechanism set forth in the management agreement and/or in the Lease Contract).

6.5.          Parking fees for additional parking spaces

During the Lease term in the additional leasehold, Lessee undertakes to pay the Lessor in respect of the additional parking spaces, a monthly parking fee of NIS 320 NIS (three hundred and twenty NIS) for each of the additional parking spaces, with said amount linked to the base index plus VAT by law. It is clarified that the above amount does not include payment of property taxes in respect of the additional parking spaces, if applicable.

6.6.
For the avoidance of doubt, it is clarified that all other debts and payments applicable to Lessee under the Lease Contract, including - but not limited to - municipal taxes, electricity consumption, water and any payment to any third party, shall apply, as of the effective date, also to the additional leasehold.

7.          It is agreed that additional terms for the entry into force of this Addendum are that Lessee meet its fundamental charges as follows:

7.1.          Collateral/guarantees in respect of the additional leasehold

7.1.1.
Notwithstanding the provisions of the Lease Contract, it is clarified and agreed that to ensure the fulfillment of Lessee's obligations and liabilities under this Addendum, Lessee shall provide Lessor at the time of signing this Addendum, a bank guarantee, in the form attached as Appendix B to this Addendum, for an amount equal to the rent for the additional area, the management fees for the additional area and the parking fees for the additional parking spaces, payable by Lessee for 3 (three) months rent in relation to the additional leasehold, with this amount linked to the base index, plus VAT by law, in addition to the existing bank guarantees provided to Lessor by Lessee in accordance with the provisions of the Lease Contract (hereinafter: "additional bank guarantee").

7.1.2.	It is clarified and agreed that all the provisions of the Lease Contract in connection with the bank guarantee will also apply to the additional bank guarantee.
7.1.3.
The additional bank guarantee will be valid for the duration of the Lease in the additional leasehold, and all under the responsibility of Lessee and at its expense and to ensure all of Lessee’s obligations and liabilities under the Lease Contract (including this Addendum).

7.1.4.
Without derogating from the aforesaid, all the collateral deposited with Lessor in accordance with the provisions of the Lease Contract, shall serve Lessor and/or the management company and/or anyone on their behalf, also to ensure the full and accurate fulfillment of all of Lessee’s obligations and liabilities under this Addendum.

7.2.          Account billing authorization

7.2.1.
Lessee undertakes that the letter of authorization to debit an account provided to Lessor according to the provisions of the Lease Contract, will also be used for collecting the payments applicable to Lessee in respect of the additional leasehold during the entire Lease term in the additional leasehold, in accordance with the provisions of this Addendum.

7.3.          Insurance

7.3.1.
Lessee undertakes that the insurances it undertook to prepare under the Lease Contract, will be extended to further apply to the additional leasehold, in a manner that will remain valid and fully covered during the entire Lease term of the additional leasehold.

It is clarified and agreed that the wording of the insurance sections and the wording of the insurance certificates attached as Appendix C to this Addendum will replace the wording of the insurance section in the Lease Contract.

7.3.2.
Lessee will present to Lessor the insurance certificates as required in the Lease Contract (including this Addendum) no later than the date of signing this Addendum). It is clarified that failure to furnish insurance certificates does not exempt Lessee from its insurance liability, which is specified in the insurance sections and appendices of the Lease Contract.

7.3.3.	If, in the opinion of Lessor, there is a need to prepare additional and/or supplementary insurances for the additional Leasehold, Lessee undertakes to prepare such insurances at Lessor’s request.

8.           Lessor's works in the Leasehold

Subject to the full fulfillment of Lessee's obligations under the Lease Contract (including this Addendum), in full and on time, the following provisions shall apply:

8.1.
Notwithstanding the provisions of Section 21.4 of the original Lease Contract, it is agreed that Lessor will perform maintenance/treatment works at its expense in the existing air conditioning system, in all areas of the Leasehold, and for the duration of the Lease in the additional leasehold.

8.2.	Lessor will perform at its expense works related to implementing necessary adjustments to the fresh air system to address any deficiencies in all Leasehold areas.

9.           General

9.1.
All other provisions of the Lease Contract, insofar as they have not been explicitly amended in this Addendum, will continue to be valid and binding of the parties, including but not limited to, with regards to the additional area, as applicable and mutatis mutandis, if any.

9.2.
Insofar as any term is set out in the Lease Contract, which has granted Lessee any right of exclusivity and/or right of first refusal and/or right of first offer, etc. - then any such term shall be null and void from the date of signing this Addendum.

9.3.
It is clarified that the aforesaid in this Addendum does not impose on Lessor and/or the management company any charge that is not imposed on any of them under the provisions of the Lease Contract and/or by law and that the aforesaid does not derogate from any obligation and/or liability of Lessee under the Lease Contract and/or under any law.

9.4.
It is clarified and agreed by the parties that the aforesaid in this Addendum does not constitute a waiver and/or forgiveness on the part of the Lessor and/or the management company with regards to any claim and/or lawsuit and/or demand of any of the above towards Lessee, including under the Lease Contract and/or under any law.

9.5.
Any breach of any of the provisions of this Addendum shall be deemed a breach of the Lease Contract, for all intents and purposes, and shall grant Lessor all remedies available thereto under the Lease Contract and/or by law, for such breach.

9.6.	In any case of conflict between the provisions of the Lease Contract (without this Addendum) and the provisions of this Addendum, the provisions of this Addendum shall prevail.

9.7.	This Addendum shall enter into force only following the parties’ signing thereof and subject to the fulfillment of the condition precedent by the deadline for its fulfillment.

IN WITNESS WHEREOF the parties have signed:

Lessor	Lessee

Approval of Lessee's Attorney

I, the undersigned                                                   , Adv., of                                                            St. hereby confirm that Lessee is an existing and active corporation and that it has passed all the resolutions required for its engagement in this Addendum in accordance to its Articles of Association; that the above signatures are those of Mr.                                                ID:                                    and Mr.                                     ID:                                             who are authorized to bind Lessee with their signatures.

IN WITNESS WHEREOF I have signed:

Date:	, Adv.

Appendix A

Additional Area Blueprint

Lessor	Lessee

Appendix B

Bank Guarantee

To - Limited Partnership 1 Abba Eban Blvd., Herzliya ("Lessor")	To _____________Ltd. 1 Abba Eban Blvd., Herzliya ("Management Company")

Dear Sir/Madam,

Re.: Bank Guarantee

At the request of (hereinafter: "Applicant"), we hereby guarantee the settling of any amount you may require of Applicant up to a total of NIS (hereinafter: "Principal Amount").

The principal amount will be linked to the Consumer Price Index (General Index) as published by the Central Bureau of Statistics and Economic Research or by any other official institution replacing it (hereinafter: "Index").

"Base index" will be the index published for the month ______in the year___ (                         points, according to base.

"New index" for calculating linkage differentials will be the index recently published prior to executing a payment by ourselves according to this Letter of Guarantee.

If at the time of payment according to this Letter of Guarantee it becomes clear that the new index has risen relative to the base index, the principal amount will be increased as per the rate increase of the new index relative to the base index.

If the new index is lower than or equal to the base index, we will pay you the original principal amount without any linkage differentials.

"Guarantee amount" - the amount of the principal plus linkage differentials as aforesaid.

We undertake to promptly paying you any necessary amount up to the guarantee limit upon your initial written request, and within two business days from the date of such request, without the need for you to provide evidence or justification for your request, and without requiring you to first seek payment of the guaranteed amount from the Applicant.

Each of you will be entitled to demand payment of the guarantee amount from us in full or from time-to-time demand from us on account of the guarantee amount, in which case following each payment the guarantee will remain in effect in respect of the balance of the guarantee amount, provided that the total of all your demands collectively does not exceed the guarantee amount.

This guarantee will be valid in full up until at 12:00 inclusive, and any demand thereunder must be delivered to us no later than on the aforementioned date.

This guarantee is assignable and/or transferable.

Appendix C

Insurance Appendix

1.          Insurance

Without derogating from Lessee's liability under this Agreement or by law, Lessee undertakes to arrange and maintain insurances as required by the provisions of this Section 1 and the insurance specifications mentioned therein.

1.1.
With regard to obtaining permission to carry out works in the Leasehold and if any works are carried out in the Leasehold by Lessee or on its behalf prior to Lessee‘s occupying of the Leasehold for the first time and/or at any time during the Lease term, Lessee undertakes, prior to the commencement of the works, to arrange and maintain insurance for contract works in the name of Lessee, contractors and subcontractors, Lessor and the management company, under the terms specified in the insurance specification attached to this Agreement and which constitutes an integral part thereof and marked Appendix C1 (hereinafter: "Lessee works insurance specification"), with an insurance company duly licensed in Israel (hereinafter: "Lessee works insurance").

1.2.
Without derogating from Lessee's liability under this Agreement or by law, during the entire Lease term, Lessee undertakes to arrange and maintain, through a duly licensed insurance company in Israel, the insurances specified in the insurance specifications attached to this Agreement and which constitutes an integral part thereof and marked Appendix C2 (respectively, hereinafter: "Lessee's permanent insurance specification" and "Lessee's permanent insurance"); and this with regard to the Leasehold and Lessee's activity therein.

Lessee’s works insurance and Lessee’s permanent insurances shall hereinafter be referred to collectively as "Lessee's insurances".

1.3.
Without the need for any demand from Lessor or the management company, Lessee undertakes to furnish Lessor and the management company, no later than the date of commencement of the works in the Leasehold, confirmation of Lessee's works insurance in the form attached to this Agreement and constituting an integral part thereof and marked Appendix C3 (hereinafter: "Lessee's works insurance certificate"), signed by its insurer. Lessee declares that it is aware that the furnishing of its works insurance certificate as stated is a condition precedent and prerequisite for the execution of any works in the Leasehold, and Lessor or the management company shall be entitled (but not obligated) to prevent Lessee from executing works in the Leasehold if said certificate was not furnished prior to the date of commencement of the works.

1.4.
At the request of Lessor or the Management Company, Lessee undertakes to furnish Lessor and the management company, within 5 days from the date of a request, confirmation of Lessee's permanent insurance, in the form attached to this Agreement and constituting an integral part thereof and marked Appendix C4 (hereinafter: "Lessee's permanent insurance certificate") signed by its insurer.

Lessee's work insurance certificate and Lessee's permanent insurance certificate shall be hereinafter referred to collectively as: "Insurance Certificates".

1.5.
It is agreed that Lessee may refrain from arranging consequential loss insurance, in whole or in part, as specified in Section (4) of Lessee's permanent insurance specification and Lessee may also refrain from arranging property insurance covering the risk of a broken glass, as specified in Section (1) of Lessee's permanent insurance specification, but the exemption specified in Section 1.8 below shall apply as if said insurances had been arranged in full.

1.6.
If in Lessee's opinion there is a need to arrange additional or supplementary insurance for Lessee's work insurance specification and/or for Lessee's permanent insurance specification, Lessee undertakes to arrange and maintain such additional or supplementary insurance. Lessee undertakes that in any additional or supplementary property insurance as stated, a clause regarding waiver of the right of subrogation against Lessor, the management company and those on their behalf shall be included, but such waiver shall not apply to a person who caused the damage maliciously. Lessee also undertakes that in any such additional or supplementary liability insurance, the name of the insured will be expanded to include Lessor and the management company, subject to a cross-liability clause, according to which the insurance is deemed to have been arranged separately for each of the insured individuals.

1.7.
Lessee undertakes to update from time to time the insurance amounts in the insurance policies arranged under sections (1) and (4) of Lessee's permanent insurance specification, so that they always reflect the full value of what is insured thereunder.

1.8.
Lessee exempts Lessor, the management company and anyone on their behalf as well as the other lessees, tenants and other rights holders in the building (the other lessees, tenants and other rights holders as stated shall be hereinafter referred to collectively as: "other rights holders"), whose lease agreements or other agreement granting the other rights holders rights in the building, a corresponding exemption is included towards Lessee, from liability for damage for which it is entitled to indemnification according to the insurances arranged pursuant to Section (1) of Lessee's works insurance specification, sections (1) and (4) of Lessee's permanent insurance specification or indemnification it would be entitled to in respect thereof had it not been for the deductibles specified in the policies), however such exemption from liability shall not apply to a person who caused the damage maliciously.

1.9.
At the request of Lessor or the Management Company, Lessee undertakes to furnish Lessor and the management company, the management company, within 5 days from the date of the request, Lessee's permanent insurance certificate extended for an additional insurance term, and so forth for each insurance term and as long as this Agreement is valid.

1.10.
Whenever Lessee's insurer notifies Lessor or the management company that an amendment or cancellation of any of Lessee's insurances is about to take place, Lessee undertakes to re-arrange said insurance and re-furnish a certificate of insurance in place of the amended or canceled insurance as stated, 30 days prior to the date of the amendment or cancellation as stated.

1.11.
For the avoidance of doubt, it is clarified that failure to provide insurance certificates as stated in sections 1.3, 1.4, 1.9 and 1.10 above, shall not prejudice Lessee's obligations under this Agreement, including, without prejudice to the generality of the aforesaid, any payment undertaking applicable to Lessee, and Lessee undertakes to fulfill all its obligations under the Agreement. It is expressly agreed that Lessor or management company shall be entitled (but not obligated) to prevent Lessee from executing works in the Leasehold and/or receiving possession of the Leasehold and/or delivering assets into the Leasehold and/or opening its business in the Leasehold and/or its operations in the Leasehold due to its failure to present the aforementioned certificates.

1.12.
Lessor and/or the management company may examine the insurance certificates provided by Lessee as stated in sections 1.3, 1.4, 1.9 and 1.10 above, and Lessee undertakes to make any changes or amendments required in order to adapt them to Lessee’s obligations as stated in this Agreement. Lessee declares that the right of inspection of Lessor or the Management Company in relation to the insurance certificates and their right to require amendments as specified above, does not impose on Lessor or the management company or anyone acting on their behalf any obligation and any liability whatsoever in connection with the aforesaid insurance certificates, the nature, scope and validity of the insurances arranged according to the aforesaid certificates or regarding their absence, and does not derogate from any liability imposed on Lessee under this Agreement or by law.

1.13.
Lessee undertakes to comply with the terms of the insurance policies arranged by it, to pay the insurance premiums in full and on time, and to ensure that Lessee's permanent insurance is renewed from time to time as necessary and in force for the duration of the Lease.

1.14.
For the avoidance of doubt, it is hereby agreed that the scope of the insurance coverage, including the limits of liability required by the provisions of the insurance specifications, are a minimal requirement imposed on Lessee. Lessee declares and confirms that it will be prevented from raising any claim and/or demand against Lessor or towards the management company or anyone on their behalf, with regards to the scope of the insurance coverage, including the limits of liability as stated.

1.15.
Lessee declares that it is aware that Lessor or the management company do not undertake to maintain security and other security measures in the building or Leasehold and if they do so, this does not reflect an undertaking or liability towards Lessee. It is further explicitly agreed that Lessor and the management company will not be subject to the provisions of the Custodian Law, 5727-1967, and its appendices.

1.16.
It is clarified that the insurance certificates attached to this Agreement, which Lessee is obligated to furnish, are signed by its insurer, worded in a concise format only as required of the insurance companies according to the provisions of the Commissioner of Capital Markets, Insurance and Savings, and where the furnishing of such certificates does not derogate from Lessee's obligation to comply with all of the provisions of the above insurance sections and arrange insurance coverage in accordance with the provisions of the insurance specifications as stated, and for such purpose, Lessee, if necessary with the help of insurance people on its behalf, must study and fully implement said requirements which should also be brought to the attention of Lessee's insurer. It is also clarified that insofar as there are changes in the guidelines of the Commissioner of Capital Market, Insurance and Savings as stated, Lessor will be entitled to replace the insurance certificates attached to this Agreement with alternative insurance certificates.

1.17.
Lessor undertakes to arrange and maintain, whether itself or through the management company, for the duration of the Agreement, the insurances listed below in this section with duly licensed insurance company in Israel.

1.17.1.
Insurance of the parts of the building owned by Lessor (including the Leasehold structure), against loss or damage due to risks accepted in extended fire insurance, including fire, smoke, lightning, explosion, earthquake, storm and gale, flood, fluid damage and pipe rupture, damage by vehicles, damage by aircraft, riots, strikes, malicious damage as well as burglary damage. Such insurance coverage shall include a clause regarding waiver of subrogation right towards Lessee, however such waiver shall not apply to a person who caused the damage maliciously. For the avoidance of doubt, it is expressly agreed that such insurance shall not include any contents and/or addition, improvement or extension made by and/or on behalf of and/or for Lessee and/or other rights holders and shall not include windshields, windows, glass partitions and glass doors, the insurance liability of which is imposed on Lessee as stated in Section (1) of Lessee's permanent insurance specification.

1.17.2.
Consequential loss insurance that insures loss of rent and loss of management fees (if any) due to damage caused to parts of the building owned by Lessor (including the Leasehold structure) due to the risks specified in Section 1.17.1 above (excluding burglary), and this for an indemnity period of 24 months. Such insurance coverage shall include a clause regarding waiver of subrogation right towards Lessee, however such waiver shall not apply to a person who caused the damage maliciously.

It is agreed that Lessor or the management company may refrain from arranging consequential loss insurance that insures loss of rent and loss of management fees as stated in this Section 1.17.2 above, in whole or in part, but the provisions of Section 1.19 below shall apply as if the insurance had been prepared in full.

1.18.
It is agreed that Lessor may, at its sole discretion, arrange additional insurances to those specified in Section 1.17 above. It is hereby expressly agreed that the arranging of the insurances specified in Section 1.17 above or the additional insurance as aforesaid, will in no way add to the responsibility of Lessor or the management company beyond what is set forth in this Agreement or derogate from Lessee liability under the Agreement or by law (except as explicitly stated at the end of Section 1.19 below).

1.19.
Lessor exempts Lessee, on its behalf and on behalf of the management company, from liability in respect of damage for which any of them are entitled to indemnification according to the insurances arranged pursuant to sections 1.17.1 and 1.17.2 above (or would have been entitled to indemnification for it had it not been for the deductibles specified in the policies), however said exemption from liability shall not apply to a person who caused the damage maliciously.

Notwithstanding the foregoing, if an insurance incident is caused by the insured according to sections 1.17.1 and 1.17.2 above, in circumstances in which Lessee is liable under this Contract and/or by law, Lessee shall bear the amount of the damage and/or loss caused up to the amount of the deductibles applicable under the aforesaid policies.

 Appendix C1: Specifications of Lessee's works insurance

Lessee will arrange and maintain contractor works insurance on behalf of Lessee, contractors, subcontractors, Lessor and the management company, which includes the insurance chapters set forth below including all extensions included in the policy, including an extended maintenance period of 24 months (hereinafter: "maintenance period"), with the scope of coverage not falling short of the "BIT" format valid on the date of arranging the insurance:

1.
Chapter 1 - Insurance that insures the works, to their full value (including materials provided by Lessor or by the management company) against loss or damage caused during the insurance period and during the maintenance period concerning the fulfillment of maintenance works obligations (hereinafter: "maintenance works") or the discovery of damage to the works during the maintenance period due to a reason related to the insurance term. For the avoidance of doubt, this chapter includes a clause regarding waiver of the right of subrogation towards Lessor, the management company and anyone on their behalf, as well as towards other lessees tenants and other rights holders in the building (the other lessees, tenants and other rights holders as stated shall be hereinafter referred to collectively as: "other rights holders"), whose property insurance includes a parallel clause regarding waiver of the right of subrogation towards Lessee or where an agreement granting the other rights holders as aforesaid rights in the building includes an exemption from liability in favor of Lessee for loss or damage caused to the property of the other rights holders due to acceptable risks in the insurance of contractual works or the extended fire insurance policy, however such waiver shall not apply to a person who caused the damage maliciously. The chapter also includes an explicit extension regarding coverage of adjacent property and property worked on within liability limits of NIS (*).

2.
Chapter 2 - liability insurance towards a third party, insuring liability under law for bodily injury or property damage of any person or entity in connection with the works executed during the insurance period as well as such injury to body or damage to property during the maintenance period, in connection with maintenance works or for a reason that is rooted in the insurance period, within a liability limit as detailed below. The aforesaid chapter includes a cross-liability clause, according to which the insurance is deemed to have been arranged separately for each of the insured individuals. For works whose value exceeds NIS 5,000,000, Lessee shall provide Lessor with a reference from the works insurer indicating that Lessor's property including the Leasehold structure is deemed third party property except for damage caused to the property covered in Chapter 1 and excluding damage to property that is an integral part of the works.

Limit of liability: NIS           per event and cumulatively according to the chapter (*).

The chapter is expanded to include the following items:

a. Subrogation claims of the National Insurance Institute.

b. Bodily injury arising from the use of mechanical engineering equipment that is a motor vehicle which does not require mandatory insurance. C. Liability for damage caused by vibrations and weakening of support at a liability limit of NIS 1,000,000 per event.

(*) Limit of liability in Chapter 1 - expansion of adjacent property/ property being worked on and a limit of liability in Chapter 2 - liability insurance towards a third party per event and cumulatively according to the chapter.

Scope of works	Chapter A - Expansion for adjacent property/ property being worked on	Limit of Liability Chapter B
Up to 500,000	₪ 350,000	₪ 1,000,000
500,000-1,000,000	₪ 500,000	₪ 2,000,000
1,000,000-2,500,000	₪ 600,000	₪ 4,000,000
2,500,000-5,000,000	₪ 800,000	₪ 6,000,000
Over 5,000,000	₪ 1,000,000	₪ 10,000,000

3.
Chapter 3 - Employers' liability insurance covering liability for physical injury or professional illness that may be caused to employees employed in the execution of the works or maintenance works during and following their work during the insurance period, as well as during the maintenance period in connection with the maintenance works, with a liability limit of NIS 20,000,000 per claimant, per event and cumulatively according to the chapter. This insurance does not include restrictions on work at height and depth, working hours, baits and poisons, contractors, subcontractors and their employees as well as the employment of youth. For the avoidance of doubt, the chapter includes a waiver of the right of subrogation towards Lessor, the management company and those on their behalf, however, such a waiver shall not apply to a person who caused the insurance event maliciously.

The insurance shall include the following stipulations:

The above policy precedes any insurance prepared by Lessor and/or by the management company and the insurer waives any claim and/or demand regarding the sharing of the insurances of Lessor and/or the management company. Failure to comply with the terms of the policy and its stipulations in good faith by Lessee and/or anyone on its behalf, shall not derogate from Lessor's and/or the management company’s rights to receive indemnification under the policy. The aforementioned policy shall remain in effect and unchanged throughout the insurance period, unless a written notice is sent to both the Lessor and the management company via registered mail at least 60 days prior. Lessee alone is responsible for payment of the insurance premiums for the above policy and bears the deductibles applicable under said policy. Gross negligence exclusion is revoked, but the revocation of said exception does not derogate from the rights of the insurer and Lessee‘s liabilities pursuant to the Insurance Contract Law, 5741-1981.

Appendix C2: Lessee's Permanent Insurance Specifications

Lessee will arrange and maintain insurance policies as detailed below, ensuring the coverage meets or exceeds the standards set forth in the current "BIT" version at the time of obtaining the insurance.

1.         "Extended Fire" insurance policy

Insuring the contents of the Leasehold, its windows, glass partitions and glass doors, and any other property brought to the Leasehold and/or building by or for Lessee (including equipment, furniture, facilities and inventories), and any modification, improvement and addition to the Leasehold made by or for Lessee, at its full value, against loss or damage due to the risks accepted in extended fire insurance, including fire, smoke, lightning, explosion, earthquake, storm and gale, flood, fluid damage and rupture of pipes, broken glass, damage by vehicles, damage by aircraft, riots, strikes, malicious damage and burglary. The policy includes a clause regarding insurer’s waiver of the right of subrogation towards Lessor, the building‘s management company [if any (hereinafter: ”Management Company”)] and anyone on their behalf, as well as towards other lessees, tenants and other rights holders in the building (the other lessees, tenants and other rights holders as stated shall be hereinafter referred to collectively as: "other rights holders"), whose property insurance includes a parallel clause regarding waiver of the right of subrogation towards Lessee or where an agreement granting the other rights holders as aforesaid rights in the building includes an exemption from liability in favor of Lessee for loss or damage that may be caused to the property of the other rights holders due to the risks accepted in extended fire insurance; However, the aforementioned waiver will not apply to a person who caused the damage maliciously.

2.        Third party liability insurance policy

Insuring Lessee's liability under law for bodily injury or damage to property that may be caused to the body or property of any person or entity in the Leasehold, building or its surroundings, with a limit of liability as detailed below. The policy is not subject to a limitation of liability arising from fire, explosion, terror, hoisting devices, unloading and loading, damaged sanitary facilities, poisoning, anything harmful in food or drink, strike and lockdown, liability for and towards subcontractors (of any rank) and their employees, animals, as well as subrogation claims by the National Insurance Institute. The policy is extended to indemnify Lessor and the management company in respect of their liability as the owners and managers of the Leasehold as well as with respect to liability that may be imposed on any of them due to an act or omission of Lessee or anyone on its behalf, subject to the cross-liability clause, according to which the insurance is deemed to have been arranged separately for each of the insured individuals. Limit of liability amounting to: NIS per event and cumulatively according to the policy (*).

(*) The limits of liability will equal NIS 14,000 multiplied by the Leasehold area in square meters, but not less than NIS 1,000,000 and not exceeding NIS 20,000,000 per event and cumulatively according to the policy.

3.        Employer Liability Insurance Policy

Insuring Lessee's liability towards its employees for bodily injury or professional illness that may be caused to any of them during and due to their work in the Leasehold, building and its surroundings, with a liability limit of NIS 20,000,000 per claimant, event and cumulatively according to the policy. The policy does not include restrictions on work at height and depth, working hours, baits and poisons, as well as on the employment of youth. The policy is extended to indemnify Lessor and the management company in the event of a claim in connection with the occurrence of a work accident or any professional illness, alleging that any of them bears any employer's obligations towards any of Lessee's employees. In addition, the policy includes a clause regarding a waiver of the right of subrogation towards Lessor, the management company and those on their behalf; However, such a waiver shall not apply to a person who caused the insurance event maliciously.

4.        Consequential Loss Insurance Policy

Insuring loss of gross profit to Lessee due to loss or damage caused to the insured property under Section 1 above or to the Leasehold or building structure, as a result of one of the risks specified in Section 1 above, and this for an indemnity period of 24 months. The policy includes a clause regarding insurer’s waiver of the right of subrogation towards the management company and anyone on their behalf, as well as towards other rights holders whose consequential loss insurance includes a parallel clause regarding waiver of the right of subrogation towards Lessee or where an agreement granting the other rights holders as aforesaid rights in the building includes an exemption from liability in favor of Lessee for consequential loss to the other rights holders due to the risks accepted in extended fire insurance, however the aforementioned waiver will not apply to a person who caused damage maliciously.

The insurances shall include the following terms:

The above policies precede any insurance prepared by Lessor and/or by the management company and the insurer waives any claim and/or demand regarding sharing of the insurances of Lessor and/or the management company. Failure to comply with the terms of the policy and its stipulations in good faith by Lessee and/or anyone on its behalf, shall not derogate from Lessor's and/or the management company’s rights to receive indemnification under the policies. The aforementioned policies shall remain in effect and unchanged throughout the insurance period, unless a written notice is sent to both the Lessor and the management company via registered mail at least 60 days prior. Lessee alone is responsible for payment of the insurance premiums for the above policies and bears the deductibles applicable under said policies. Gross negligence exclusion is revoked, but the revocation of said exception does not derogate from the rights of the insurer and Lessee‘s liabilities pursuant to the Insurance Contract Law, 5741-1981.

Appendix C3

Certificates of insurance - Insurance of contractor’s work/ work under construction				Date of Certificate issuance (DD/MM/YYYY)
This insurance certificate is in reference to the insured holding a valid insurance policy, in accordance with the information specified therein. The information specified in this certificate does not include all the terms of the policy and its exclusions. However, in the event of a conflict between the terms specified in this Certificate and the terms set forth in the insurance policy, what is stated in the insurance policy shall prevail, except in cases where a term in this Certificate benefits the Applicant.

Main Applicant	Additional entities related to the Applicant and deemed as Applicant	Insured/Insurance Candidate	Address of the insured property Address of execution of the works*	Status of Applicant*
Name:	Subsidiaries and/or companies Related and/or partnerships and/or management company	Name:	Leased	□ Execution Contractor □ Subcontractors □ Lessee □ Other: Lessor / Owner of the property where the works shall be carried out.
Shaar Yokneam - Limited Partnership and/or Commercial Centers (Ezo-Rit) Ltd. and/or Melisron Ltd. and/or parent companies and/or subsidiaries		..................	at ___________
and/or Contractors and subcontractors of any rank and type
ID/Pvt. Co./Partnership No.: 550014666 520037789 510758329		ID/Pvt. Co.:
Address: 1 Abba Eban St., Herzliya		Address:

Covers
Policy chapters are divided according to limits of liability or insurance amounts or extensions	Policy No.	Policy version and edition	Start date	End date	Limit of liability for insureds’ entire activity/ Insurance amount/Value of work		Deductible (it is not mandatory to display this data)	Currency	Additional covers in force and revocation of exclusions****
					For the period	per event*
All Risks Contractor’s Works		.... BIT edition....						₪
308-Waiver in           favor of other party   (Other lessees, other tenants, other rights holders subject to reciprocity)
309-Waiver of subrogation
313- Natural damage
314-Burglary Theft and robbery
316-Earthquake
318-Additional Insured
328-Priority
334- Maintenance Period 24 months

Theft and burglary
Property being worked on					(The amount must be completed in accordance with the table set forth in the insurance specifications Lessee‘s Works)
Nearby property					(The amount must be completed in accordance with the table set forth in the insurance specifications Lessee‘s Works)
Property in transfer
Removal of rubble
Third party		.... BIT edition....			(The amount must be completed in accordance with the table set forth in the insurance specifications Lessee‘s Works)			₪	302-Cross Liability 309-Waiver of Subrogation 312-Use of heavy equipment 315- NII claims 318- Additional Insured 328-Priority 340-Tremors and deterioration of support
Employer Liability		.... BIT edition....			20,000,000			₪	309-Waiver of subrogation 318- Additional insured 328-Priority 350-Extension of Liability towards contractors and subcontractors

Details of the services (subject to the services specified in the agreement between the insured and the Applicant, the service code must be indicated from the closed list set forth in Appendix C as published by the Capital Market, Insurance and Savings Authority. The text displayed next to the code can also be displayed in the closed list)*:

074- Renovations
Revocation/change of policy*
A change to the detriment of Applicant or revocation of an insurance policy will only take effect 60 days following the dispatch of a notice to Applicant regarding the change or revocation.
Signing of Certificate
Insurer:

Appendix C4

Insurance Certificate								Date of Certificate issuance (DD/MM/YYYY)
This insurance certificate is in reference to the insured holding a valid insurance policy, in accordance with the information specified therein. The information specified in this certificate does not include all the terms of the policy and its exclusions. However, in the event of a conflict between the terms specified in this Certificate and the terms set forth in the insurance policy, what is stated in the insurance policy shall prevail, except in cases where a term in this Certificate benefits the Applicant.

Main Applicant		Additional entities related to the Applicant and deemed as Applicant		Insured/Insurance Candidate	Nature of the transaction and insured occupation			Status of Applicant
Name: Shaar Yokneam – Limited Partnership and/or Commercial Centers (Ezo-Rit) Ltd. and/or Melisron Ltd. and/or parent companies and/or subsidiaries		Subsidiaries and/or related companies and/or partnerships and/or the management company		Name: ...............	Nature of the transaction: ☒ Real Estate □Services ☐ Products supply ☐ Other: Insured occupation:			☒ Lessor ☐ Lessee ☐ Franchisee ☐ Subcontractors ☐ Service procurer ☐ Product procurer ☐ Other:
ID/Pvt. Co./Partnership No.: 550014666 520037789 510758329				ID/Pvt. Co.: ...............
Address: 1 Abba Eban St., Herzliya				Address: ...............
Covers
Type of policy Division according to limits of liability or insurance amounts	Policy No.	Policy version and edition	Start date	End date	Limit of liability for insureds’ entire activity/insurance amount	Deductible (it is not mandatory to display this data)	Currency	Additional covers in force and revocation of exclusions****
				For the period	per event*
Property		.... BIT edition....					₪
308-Waiver in favor of other entity- (other lessees, other tenants, rights holders, subject to reciprocity)
309-Waiver of Subrogation
313- Natural damage
314-Burglary, theft and robbery
316-Earthquake
328-Priority

Third party		.... BIT edition....		(The amount must be entered in accordance with the table set forth in Lessee's permanent insurance specifications)
302- Cross Liability
304-Expansion of indemnity Contractors and sub-contractors
315- NII claims
321- additional insured in respect of insured-Certificate Applicant’s acts or omissions
322- Applicant defined as third party
328-Priority

Employer Liability		.... BIT edition....		20,000,000				309-Waiver of Subrogation 319- Deemed as the employer of Applicant’s employees 328-Priority
Consequential loss		.... BIT edition....
308-Waiver in favor of other entity- (other lessees, other tenants, rights holders, subject to reciprocity)
309-Waiver of subrogation in favor of Applicant
313- Natural damage
316-Earthquake
328-Priority

Covers
335- Indemnity standards – 24 months
Details of the services (subject to the services specified in the agreement between the insured and the Applicant, the service code must be indicated from the closed list set forth in Appendix C as published by the Capital Market, Insurance and Savings Authority. The text displayed next to the code can also be displayed in the closed list)*:

096- Rentals and Leases
Revocation/change of policy*
A change to the detriment of Applicant or revocation of an insurance policy will only take effect 60 days following the dispatch of a notice to Applicant regarding the change or revocation.
Signing of Certificate
Insurer:

Appendix C - Services Appendix

Description of the service subject of the Contract	Service Code	Description of the service subject of the Contract	Service Code
Security	001	Pharmacy	071
Storage/ warehouses (including bonded warehouses and refrigeration)	002	Vehicle/Garages/Parking/Shuttle	072
Gas and Fuel Supply	003	Complementary medicine	073
Garbage and recycling services	004	Renovations	074
Laboratory tests and samples	005	National Service	075
Clothing/ Textiles/ Fashion	006	Hospitality services, conferences, advanced education, leisure and hoteliery	076
Auditing, accounting and taxation	007	Audit services	077
Slaughterhouse/ Butchers	008	Archive Services	078
Construction - large contract works	009	Religious Services	079
Animals	010	Laboratory/Repair/Installation/Parts Services	080
Control, audit of standards and appraisals	011	Office Services	081
Supervision of educational institutions	012	Management services	082
Mental Health	013	Monitoring services	083
Pool/amusement park and water/ attractions	014	Supervision and control services	084
Retirement homes and dormitories	015	-	085
Collections and Finance	016	Supervision, planning and control services	086
Gardening, pruning and vegetation	017	Cosmetics services	087
Valuables/ Collectibles/ Art	018	Maintenance and operation services	088
Printing, Graphic Design and Arts	019	-	089
Special Requirements/Special Needs	020	Air/maritime services	090
Tutorials/ Courses/ Workshops	021	Services abroad	091
Transportation and distribution	022	Services to the public (including: public bodies, non-profit organizations and community interest company)	092
Concerts/ Cinema/Entertainment Services	023	Legal services	093
Preparation of tenders procedures and guidelines	024	Paramedical services	094
Passenger transportation	025	Medical services	095
Event production/banquet halls	026	Rentals and Leases	096
Ruins/Evacuations	027	Water corporations/wastewater treatment plant	097
Investments and entrepreneurship	028	Maintenance of equipment and electrical and communication networks	098
Installation and upgrading of systems and building attachments	029	Jewelry/ Gems	099
Management Companies	030	Equipment Operations	100
Gym/ Exercise	031	Communications and cellular companies	101
~~Gyms & Sports~~	032	Amplification/Lighting Services	102
Hazardous Materials and Chemicals - Waste, Disposal and Transportation	033	Hardware and/or software services	103
Education/Courses/Workshops	034	Marketing, advertising and media services	104
Investigations	035	Tama/Conservation/Maintenance/Construction Contractor	105
Agriculture - flora/fauna	036	Mine/Quarry	106
Flights	037	Shooting Range	107
Consultants/planners	038	Construction services) a domain name must be specified under the item "Insured occupation")	108
Personnel	039	Pest control services	109
Engineer, Architect, Technician	040	Courier services	110
Food/ Catering/Dining Services	041	-	111
Research and surveys	042	-	112
Computing	043	-	113
Information	044	-	114
Mapping	045	-	115

Description of the service subject of the Contract	Service Code	Description of the service subject of the Contract	Service Code
Sale/acquisition/hiring of equipment (under "Insured Occupation", please specify a domain name)	046	-	116
Safety officers and consultants	047	-	117
Elevators - Maintenance/ Service/ Spare Parts	048	-	118
Monitoring and control systems	049	-	119
Fire detection and extinguishing systems	050	-	120
Irrigation and water conduction systems	051	-	121
PV systems	052	-	122
Manufacturing plant (under "Insured Occupation", please specify a domain name)	053	-	123
Real Estate / Investments and Entrepreneurship	054	-	124
Vacation and excursions (including guides)/summer camps/children’s activities	055	-	125
Building Management	056	-	126
Cleaning Services	057	-	127
Weapons & Explosives	058	-	128
Sprinklers	059	-	129
Metalwork	060	-	130
Woodwork	061	-	131
Maintenance and renovation work (electricity/sealing/plumbing)	062	-	132
Plastic	063	-	133
Operations abroad	064	-	134
Lighting and amplification equipment	065	-	135
Photography/Radio/TV Broadcasting	066	-	136
Heavy equipment	067	-	137
Piping and laying water and sewage lines	068	-	138
Civilian Works Contractor (including infrastructures)	069	-	139
Retail (under "Insured Occupation", please specify a domain name)	070	-	140

Appendix D - Additional coverages valid and cancellation of exceptions

Additional covers in force	Section code	Additional covers in force	Section code
Loss of documents	301	-	371
Cross-liability (with the exception of Applicant’s professional liability)	302	-	372
Libel, defamation and slander under professional liability coverage	303	-	373
Extension of indemnification for insured acts and omissions/products/works/activities	304	-	374
Third party extension or professional liability or employers' liability (depending on the basic coverage to which the code belongs) - legally held firearm	305	-	375
Third party extension - damage while temporarily abroad	306	-	376
Third Party extension - Liability towards a third party as part of the coverage covered by the policy in respect of contractors and subcontractors	307	-	377
Waiver of subrogation in favor of another entity (the details of the entity must be specified by name and address/Pvt. Co. No./ID number/characteristic group), excluding those who caused the damage maliciously.	308	-	378
Waiver of subrogation in favor of Applicant, excluding those who caused the damage maliciously.	309	-	379
Coverage for distributors under product liability	310	-	380
Consequential loss coverage for Applicant in respect of property damage	311	-	381
Coverage for bodily injury caused by the use of heavy equipment	312	-	382
Natural damage coverage	313	-	383
Theft, burglary and robbery cover	314	-	384
Coverage for NII claims	315	-	385
Earthquake coverage	316	-	386
Additional policyholder - other) The details of the entity must be specified by name and address/ Pvt. Co. No./ID number/characteristic group),	317	-	387
Additional Insured - Applicant	318	-	388
Additional insured - if it is deemed the employer of any of insured's employees	319	-	389
Additional insured in respect of acts or omissions of insured - other (details of the entity must be specified by name and address/ Pvt. Co. No./ID number/characteristic group),	320	-	390
Additional insured for acts or omissions of the insured - Applicant	321	-	391
Applicant defined as third party in this chapter	322	-	392
Beneficiary for insurance benefits - other) specify the beneficiary‘s partciulars)	323	-	393
Beneficiary for insurance benefits - Applicant	324	-	394
Employee misconduct and deceit	325	-	395
Infringement of privacy within the framework of professional liability coverage	326	-	396
Delay/deferment due to insurance event	327	-	397
Priority (The insurer waives any demand or claim by any of Applicant‘s insurers)	328	-	398
The property of the Applicant shall be deemed third party (except for damage caused to the insured property or that could have been insured under the property chapter).	329	-	399
Lien in favor of another entity (specify the particulars of said entity)	330	-	400
Lien in favor of Applicant	331	-	401
Disclosure period (specify number of months)	332	-	402

Additional covers in force	Section code	Additional covers in force	Section code
Limit of liability in coverage in favor of the contract with the Applicant only.	333	-	403
Maintenance period (specify number of months) as part of contractor works policy	334	-	404
Indemnity period (specify number of months)	335	-	405
Revocation of professional liability exclusion under third party insurance (please specify in respect of: bodily injury or property or body and property)	336	-	406
Revocation of product liability exclusion under third party insurance (please specify in respect of: bodily injury or property or body and property)	337	-	407
Extension of coverage based on establishing value under a property policy	338	-	408
Cybersecurity Risk Extension	339	-	409
Extension of tremors and deterioration of support	340	-	410
Extension of indirect damage due to damage to underground facilities and cables	341	-	411
Employer extension - firearms.	342	-	412
Extension of the coverage for damages caused by unloading and/or loading	343	-	413
Extension of coverage for work at height	344	-	414
Extension oof damage due to riots and strikes	345	-	415
Extension of electrical damage to electrical panels, command and transformers	346	-	416
Extension of the name of the insured in the product liability insurance in relation to a defect in the products supplied and/or installed and/or marketed and/or maintained by the insured and/or anyone on its behalf	347	-	417
Revocation of a property exclusion acted directly in third party insurance	348	-	418
Revocation of property exclusion in control, possession and supervision in third party insurance	349	-	419
Extension of liability towards contractors and subcontractors in employers' liability insurance should the Applicant be deemed their employer	350	-	420
-	351	-	421
-	352	-	422
-	353	-	423
-	354	-	424
-	355	-	425
-	356	-	426
-	357	-	427
-	358	-	428
-	359	-	429
-	360	-	430
-	361	-	431
-	362	-	432
-	363	-	433
-	364	-	434
-	365	-	435
-	366	-	436
-	367	-	437
-	368	-	438
-	369	-	439
-	370	-	440